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                                                                     Exhibit 4.1
                                                         Draft--January 14, 1998



                                     FORM OF
                            MASTER BAILMENT AGREEMENT



         MASTER BAILMENT AGREEMENT, dated as of January , 1998 among and between Global Decisions Group LLC, a Delaware limited liability company ("Global"), as bailee (in such capacity, the "Bailee"), and the members listed on the Membership Register of Global ("Bailors") owning voting or non-voting units of capital ("LLC Units") representing limited liability company interests in Global.

                              W I T N E S S E T H :


         WHEREAS, Section 13.1(e) of the Amended and Restated Limited Liability Company Agreement of Global, dated as of the date hereof (as amended from time to time, the "LLC Agreement") requires that each member of Global maintain such member's certificates representing LLC Units in custody with Global;

         WHEREAS, it is in the interest of Bailors and Global that the certificates representing the LLC Units be entrusted for safekeeping and that Bailors and Global know where such certificates are located; and

         WHEREAS, Bailors wish to entrust the certificates representing the LLC Units to the Bailee for safekeeping, and the Bailee will agree to hold the certificates representing the LLC Units for safekeeping on the terms and conditions hereinafter provided;

         NOW THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the parties hereto agree as follows:

         1. Each Bailor has delivered one or more certificates representing such Bailor's LLC Units to the





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Bailee for the purpose of holding such certificates for safekeeping in a safe deposit box at a financial institution chosen by the Bailee and located near the Bailee's principal office. For the mutual benefit of Bailors and Global, and promptly after each such delivery, the Bailee will provide each such Bailor with a Receipt (the "Receipt"), a form of which is attached hereto as Exhibit A, describing the certificate representing such Bailor's LLC Units. The Bailee shall also provide each such Bailor with a photocopy of the certificate representing such LLC Units.

         2. This Agreement and the Receipts evidence the Bailee's receipt of the certificates representing the LLC Units from each Bailor pursuant to the terms of this Agreement.

         3. Bailors and the Bailee agree that this Agreement is not a pledge, that the Bailee does not and will not have any security or ownership interest in the LLC Units, and that each Bailor may regain possession of the certificates representing his or her LLC Units at any time upon compliance with the requirements hereinafter set forth. The Bailee agrees that notwithstanding any other term of or rights of the Bailee under this Agreement or any other agreement between Bailors and Global, the Bailee will not at any time assert, and the Bailee hereby waives, any lien against the LLC Units.

         4. Each Bailor, or any assignee of or successor to such Bailor's interest in the LLC Units pursuant to a "permitted transfer" under the LLC Agreement (a "Transferee"), may obtain possession of the certificates representing such Bailor's or Transferee's LLC Units at any time upon five days prior written notice, by presenting to the Bailee at its address set forth on the signature page hereof (or at such other address of which the Bailee shall have given such Bailor notice) (A) the Receipt or a receipt for such LLC Units executed by or on behalf of such Bailor or Transferee in form and substance reasonably satisfactory to the Bailee, (B) identification of such Bailor or




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Transferee, in form and substance reasonably satisfactory to the Bailee, and (C)
in the case of a Transferee only, an instrument of transfer with respect to such LLC Units executed by or on behalf of the Bailor from whom such Transferee received such LLC Units and a representation that such transfer is a "permitted transfer" under the LLC Agreement (including a description of the type of such "permitted transfer"), in form and substance reasonably satisfactory to the Bailee, or other evidence reasonably satisfactory to the Bailee of such Transferee's right to such LLC Units and the absence of any restriction under the LLC Agreement with respect to the transfer of such LLC Units. Upon compliance by such Bailor or Transferee with the requirements of this paragraph 4, the Bailee shall deliver possession of the certificates representing such LLC Units to such Bailor or Transferee, as the case may be, and this Agreement shall terminate solely as to such LLC Units.

         5. During the time the Bailee has possession of the certificates representing the LLC Units, each Bailor shall retain all rights of ownership of his or her LLC Units, as indicated on each Bailor's respective Receipt, except for possession, including but not limited to the rights to receive and retain distributions, to vote such LLC Units (insofar as the applicable certificates represent voting LLC Units), to transfer title to such LLC Units and to execute consents, waivers or releases and otherwise to act in respect thereto in all company questions and matters.

         6. The Bailee agrees to use ordinary care, and shall not be liable for any matter requiring the exercise of greater than ordinary care, in the safekeeping of the LLC Units.

         7. This Agreement has been delivered to and executed by the Bailee in New York City, and shall be governed by and interpreted in accordance with the laws of the State of New York.



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         8.   This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, Bailors and the Bailee have executed this Agreement as of the date first above written.


                                              GLOBAL DECISIONS GROUP LLC,
                                                as Bailee



By: __________________________                By: _______________________
    Name:                                         Name:




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                                                                       EXHIBIT A




                                     RECEIPT

         Global Decisions Group LLC (the "Bailee") acknowledges that, pursuant to a Master Bailment Agreement between each of the Bailors party thereto and the Bailee, dated as of January __, 1998 (the "Bailment Agreement"), on ___________, the Bailee received from the Bailor identified below, a certificate evidencing such Bailor's LLC Units in Global Decisions Group LLC, as more particularly set forth below:


                                                           Number of
                    To Whom                               Units Evi-
Certificate       Certificate          Date of          denced by the
  Number            Issued           Certificate         Certificate








         The Bailee agrees to hold such Bailor's LLC Units until such time as such Bailor elects to regain possession thereof pursuant to the terms of the Bailment Agreement.

                                                   GLOBAL DECISIONS GROUP LLC



                                                   By: ______________________
                                                   Name:
                                                   Title: